Exhibit 3.11

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 AM 02/14/2006
FILED 08:00 AM 02/14/2006
SRV 060136327 — 4109683 FILE
STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION
•	First: The name of this Corporation is McJunkin-West Africa Corporation
•	Second: Its registered office in the State of Delaware is to be located at 615 South Dupont Highway, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is Capitol Services, Inc.
Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
•	Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $1.00 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name H.B. Wehrle, III Mailing Address 835 Hillcrest Drive Charleston, WV Zip Code 25311
•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 10th day of February, A.D. 2006.

BY:	/s/ H.B. Wehrle, III (Incorporator)
NAME:	H.B. Wehrle, III
(Type or print)